UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 19, 2008

UREX ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50191

(Commission File Number)

98-0201259

(IRS Employer Identification No.)

10580 N. McCarran Blvd., Building 115 – 208, Reno, NV 89503

(Address of principal executive offices and Zip Code)

(775) 747-0667

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report and unless otherwise indicated, the terms "we", "us" and "our" refer to Urex Energy Corp. Unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to "common shares" refer to the common shares in our capital stock.

Item 3.02 Unregistered Sale of Equity Securities

On August 19, 2008, we issued a convertible note to Four Tong Investments Limited in the amount of US$100,000. The note is payable on August 13, 2010 and will accrue interest at the rate of 5% per annum.

Four Tong Investments Limited may at any time convert the outstanding principal amount of the note and accrued interest thereon into shares of our common stock at a conversion price equal to the greater of (i) the closing market price per share of our common stock on the trading day immediately preceding the date of conversion, as quoted on the Over-the-Counter Bulletin Board or such other exchange or market upon which our common shares are then listed or traded; or (ii) $0.10 per common share.

Four Tong Investments Limited may also exercise the option of giving written notice to our company that the entire unpaid principal amount of the convertible note and any applicable interest payable thereon is immediately due and payable if any events of default as described in the note occur.

The convertible note was issued to Four Tong Investments Limited as a non-US person pursuant to an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Subscription Agreement and Convertible Note to Four Tong Investments Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UREX ENERGY CORP.

/s/ Richard Bachman

Richard Bachman

President and Director

Date: August 25, 2008

CW2069966.1